EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Pilgrim Bancshares, Inc. of our report dated March 28, 2016, relating to the consolidated financial statements of Pilgrim Bancshares, Inc. and Subsidiary as of December 31, 2015 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the year then ended appearing in the December 31, 2015 Annual Report on Form 10-K of Pilgrim Bancshares, Inc.

/s/ Baker Newman & Noyes
Limited Liability Company
Peabody, Massachusetts
June 3, 2016